UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 1)

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

MOMENTIVE GLOBAL INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMENDMENT TO THE PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS OF MOMENTIVE GLOBAL INC.
TO BE HELD ON MAY 31, 2023

This amendment, dated May 19, 2023 (this “Amendment”), amends and supplements the definitive proxy statement, dated April 27, 2023, as corrected and amended (the “Proxy Statement”), filed by Momentive Global Inc. (“Momentive”). The Proxy Statement relates to the solicitation of proxies by Momentive’s Board of Directors (the “Momentive Board”) for use at a special meeting of Momentive’s stockholders (together with any adjournment, postponement, or other delay thereof, the “special meeting”). The special meeting will be held on May 31, 2023, at 9:00 a.m., Pacific time. You may attend the special meeting via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/MNTV2023SM. You will be able to listen to the special meeting live and vote online.

The purpose of this Amendment is to provide supplemental information concerning the special meeting and the matters to be considered at the special meeting. Except as described in this Amendment, the information provided in the Proxy Statement continues to apply. All paragraph headings and page references used herein refer to the headings and pages in the Proxy Statement before any additions or deletions resulting from this Amendment or any other amendments, and certain capitalized terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement. The supplemental information is identified below by bold, underlined text. ~~Stricken-through~~ text shows text being deleted from a referenced disclosure in the Proxy Statement. Except as described in this Amendment, the information provided in the Proxy Statement continues to apply. If information in this Amendment differs from or updates information contained in the Proxy Statement, then the information in this Amendment is more current and supersedes the different information contained in the Proxy Statement. THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT AND THE PROXY STATEMENT SHOULD BE READ IN ITS ENTIRETY.

Supplemental Disclosures

Transaction Summary

The first and second paragraphs under the caption “Litigation Relating to the Merger” are amended and restated to read as follows:

As of ~~April 27, 2023~~May 19, 2023, ~~four~~eight complaints have been filed by purported Momentive stockholders against Momentive and the members of the Momentive Board, seeking to enjoin the merger and other relief. The complaints assert claims against all defendants under Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder for issuing Momentive’s preliminary proxy statement and Proxy Statement with allegedly false and misleading statements of material facts and omissions of material facts against the individual defendants under Section 20(a) of the Exchange Act for alleged “control person” liability with respect to such allegedly false and misleading statements of material facts and omissions of material facts. One complaint has since been voluntarily dismissed.

The defendants believe that the claims are without merit. For a more detailed description of litigation relating to the merger, see the section of this proxy statement captioned “The Merger—Litigation Relating to the Merger.”

Background of the Merger

The twenty-sixth paragraph under the caption “Background of the Merger” is amended and restated to read as follows:

On June 1, 2022, the Momentive Board received a private letter from a Momentive stockholder encouraging the Momentive Board to conduct a sale process. Subsequently, on June 4, 2022, the Momentive Board received a private email from another Momentive stockholder encouraging the Momentive Board to pursue a sale. From time to time, the Momentive Board received additional communications from Momentive stockholders inquiring about whether the Momentive Board would conduct a sale process and/or encouraging the Momentive Board to pursue a sale of Momentive. In addition, from time to time, upon request from Momentive stockholders, members of the Strategic Committee met with representatives of the stockholders, but did not disclose confidential information regarding Momentive’s consideration or exploration of a potential sale of Momentive.

The thirty-third paragraph under the caption “Background of the Merger” is amended and restated to read as follows:

On August ~~28~~29, 2022, the Strategic Committee met, with members of Momentive management and representatives of Wilson Sonsini in attendance. The Strategic Committee discussed whether to engage Qatalyst Partners to also act as financial advisor to the Company in connection with potential shareholder activism in light of outreaches from Momentive stockholders and potential future shareholder activism, including the possibility of a proxy contest at Momentive’s 2023 annual meeting of stockholders, and the additional compensation that might be payable to Qatalyst Partners in connection with such matters. The Strategic Committee directed Momentive management to discuss the terms of a potential engagement with Qatalyst Partners. The Strategic Committee also discussed illustrative timelines for a process to solicit interest in a potential strategic transaction. Following the meeting, Momentive management discussed with Qatalyst Partners the terms of a potential engagement with respect to potential shareholder activism and governance matters.

Opinion of Qatalyst Partners LP

The second bullet point under the caption “Discounted Cash Flow Analysis” is amended and restated to read as follows:

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a range of potential per-share present values for Momentive common stock as of December 31, 2022 (which is the end of Momentive’s most recent completed fiscal year and most recent balance sheet date) by:

•	adding:

○
the implied net present value of the estimated future unlevered free cash flows excluding the impact of stock-based compensation, amortization of intangibles, non-recurring expenses, and other non-cash items (which are referred to as the “UFCF”) of Momentive, based on the Momentive Projections for calendar year 2023 through calendar year 2031 (which implied present value was calculated using a range of discount rates of 12.0 percent to 14.5 percent, based on an estimated weighted average cost of capital for Momentive, as calculated by Qatalyst Partners utilizing the capital asset pricing model and inputs based on Qatalyst Partners’ professional judgment);

○
the implied net present value of a corresponding terminal value of Momentive, calculated by multiplying Momentive’s estimated UFCF in calendar year 2032 of approximately $225 million (excluding the effect of Momentive’s estimated remaining research and development tax credits for calendar year 2032 of approximately $12 million, as such tax attributes were separately valued, as described in the second succeeding bullet point below), based on the Momentive Projections, by a range of fully diluted enterprise value to next-12-months’ estimated UFCF multiples of 10.0x to 15.0x (which were chosen based on Qatalyst Partners’ professional judgment), and discounted to present value using the same range of discount rates used in the first bullet above;

	○	the cash and cash equivalents of Momentive as of December 31, 2022, as provided by Momentive management;

○
the implied net present value of Momentive’s estimated federal tax savings due to its remaining research and development tax credits for calendar year 2032 (as provided by Momentive’s management), discounted to present value using the same range of discount rates used in the first bullet above; and

•	subtracting:

	○	the principal amount of Momentive’s outstanding debt as of December 31, 2022, as provided by Momentive management; and

•
dividing the resulting amount by the number of fully diluted shares of Momentive common stock outstanding (calculated using the treasury stock method), which takes into account outstanding stock options and restricted stock units as of March 10, 2023, all as provided by Momentive management, with each of the above-referenced estimated future UFCFs, terminal value and federal tax savings due to remaining research and development tax credits for calendar year 2032 having also been adjusted for the degree of estimated dilution to current stockholders through each respective applicable period (which totaled approximately 37 percent in the case of the terminal value) due to the estimated net effects of equity issuances and cancellations related to future equity compensation, based on estimates of future dilution provided by Momentive management.

The second paragraph and chart under the caption “Selected Transactions Analysis” are amended and restated to read as follows:

For each of the selected transactions listed below, Qatalyst Partners reviewed, among other things, (1) the implied fully diluted enterprise value of the target company (which is referred to in the chart below as the “FD Enterprise Value”), (2) the implied fully diluted enterprise value of the target company as a multiple of last-12-months’ revenue of the target company (which are referred to as the “LTM revenue multiples”), ~~(2)~~(3) the implied fully diluted enterprise value of the target company as a multiple of the Analyst Projections of the next-12-months’ revenue of the target company (which are referred to as the “NTM revenue multiples”) and ~~(3)~~(4) the implied fully diluted equity value of the target company as a multiple of the Analyst Projections of the next-12-months levered free cash flow of the target company (which are referred to as the “NTM LFCF multiples”).

Announcement Date	Target	Acquiror	FD Enterprise Value	LTM Revenue Multiple	NTM Revenue Multiple	NTM LFCF Multiple*
10/27/22	UserTesting, Inc.	Thoma Bravo, L.P.	$1,090	6.2x	5.3x	—
08/05/21	Cornerstone OnDemand, Inc.	Clearlake Capital Group, L.P.	$5,238	6.3x	5.9x	18.4x
12/17/19	LogMeIn, Inc.	Francisco Partners	$4,418	3.5x	3.4x	14.0x
11/11/19	Carbonite, Inc.	OpenText Corporation	$1,436	2.8x	2.7x	13.1x
12/23/18	MYOB Group Limited	KKR & Co. Inc.	$1,708	5.4x	4.9x	27.5x
08/31/16	Interactive Intelligence Inc.	Genesys Telecommunications Laboratories, Inc.	$1,421	3.4x	3.2x	—
11/02/15	Constant Contact, Inc.	Endurance International Group Holdings, Inc.	$924	2.6x	2.3x	24.2x

*	Multiples greater than 75.0x, negative or not publicly available marked as “-.”

Interests of Momentive’s Directors and Executive Officers in the Merger

The paragraph under the caption “Employment Arrangements Following the Merger” is amended and restated to read as follows:

As of the date of this ~~proxy statement~~Amendment, none of Momentive’s executive officers have (1) reached an understanding on potential employment or other retention terms with the surviving corporation or with Parent or any subsidiary; or (2) entered into any definitive agreements or arrangements regarding employment or other retention with the surviving corporation or with Parent or any subsidiary to be effective following the consummation of the merger. However, prior to the effective time of the merger, Parent or any subsidiary may initiate discussions regarding employment or other retention terms and may enter into definitive agreements regarding employment or retention for certain of Momentive’s employees to be effective as of the effective time of the merger.

Litigation Relating to the Merger

The three paragraphs under the caption “Litigation Relating to the Merger” are amended and restated to read as follows:

On April 21, 2023, a purported Momentive stockholder filed a complaint in the U.S. District Court for the Southern District of New York against the Company and the members of the Momentive Board, captioned O’Dell v. Momentive Global, Inc., et al., Case No. 23-cv-3360 (the “O’Dell Complaint”). On April 21, 2023, a purported Momentive stockholder filed a complaint in the U.S. District Court for the Northern District of California against the Company and the members of the Momentive Board, captioned Renfer v. Momentive Global, Inc., et al., Case No. 3:23-cv-01936-TLT. On April 24, 2023, a purported Momentive stockholder filed a complaint in the U.S. District Court for the Southern District of New York against the Company and the members of the Momentive Board, captioned Wang v. Momentive Global, Inc., et al., Case No. 1:23-cv-03408. On April 26, 2023, a purported Momentive stockholder filed a complaint in the U.S. District Court for the Northern District of California against the Company and the members of the Momentive Board, captioned DeVey v. Momentive Global, Inc., et al., Case No. 3:23-cv-02032. On April 28, 2023, a purported Momentive stockholder filed a complaint in the U.S. District Court for the Northern District of California against the Company and the members of the Momentive Board, captioned Bushansky v. Momentive Global, Inc., et al., Case No. 3:23-cv-02068. On May 4, 2023, a purported Momentive stockholder filed a complaint in the U.S. District Court for the Southern District of New York against the Company and the members of the Momentive Board, captioned Carew v. Momentive Global, Inc., et al., Case No. 1:23-cv-03774. On May 10, 2023, a purported Momentive stockholder filed a complaint in the U.S. District Court for the District of Delaware against the Company and the members of the Momentive Board, captioned Morgan v. Momentive Global, Inc., et al., Case No. 1:23-cv-00509. On May 10, 2023, a purported Momentive stockholder filed a complaint in the U.S. District Court for the District of Delaware against the Company and the members of the Momentive Board, captioned Wilson v. Momentive Global, Inc., et al., Case No. 1:23-cv-00510. We refer to the complaints referenced in this paragraph as the “Complaints.”

The Complaints assert claims against all defendants under Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder for issuing Momentive’s preliminary proxy statement and Proxy Statement with allegedly false and misleading statements of material facts and omissions of material facts and against the individual defendants under Section 20(a) of the Exchange Act for alleged “control person” liability with respect to such allegedly false and misleading statements of material facts and omissions of material facts. The allegations in the Complaints include that the preliminary proxy statement and Proxy Statement omitted material information regarding Momentive’s financial projections, the sale process, the analyses performed by Qatalyst Partners, potential conflicts of interest involving Qatalyst Partners, and potential conflicts of interest involving alleged Momentive insiders. The Complaints seek, among other relief, (1) to enjoin defendants from consummating the merger; (2) to rescind the merger agreement or recover damages, if the merger is completed; (3) an accounting of damages; and (4) attorneys’ fees and costs. The O’Dell Complaint has been voluntarily dismissed.

The defendants believe that the disclosures set forth in the preliminary proxy statement and Proxy Statement comply fully with all applicable laws and that the allegations contained in the Complaints are without merit. Additional lawsuits arising out of the merger may be filed in the future. No assurances can be made as to the outcome of such lawsuits or the Complaints.

*          *          *

If you have any questions concerning the Special Meeting, the Proxy Statement or this Amendment, would like additional copies of the Proxy Statement or this Amendment, or need help submitting your proxy or voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated
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New York, New York 10022
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